Exhibit 10.1
ADVISORY AGREEMENT
     THIS ADVISORY AGREEMENT (this “Agreement”) is made as of October 21, 2010 (the “Effective Date”), by and between CM REIT, INC., a Maryland corporation (the “Company”), and CM GROUP, LLC, a Delaware limited liability company (the “Advisor”).
RECITALS:
     A. The Company intends to use the net proceeds of borrowings and security offerings and the net returns on its investments which are not otherwise distributed to stockholders in Investments (defined herein) in a manner which allows the Company to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) and to qualify for an exemption from being an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
     B. The Company desires that the Advisor undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors of the Company (the “Board of Directors”), on the terms and conditions set forth in this Agreement.
     C. The Advisor desires to undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENTS:
1. Definitions. Capitalized terms used in this Agreement shall have the respective meanings assigned to them below:
     1.1 “Advisor” has the meaning set forth in the Preamble to this Agreement, and shall include any successor thereto.
     1.2 “Advisor Obligations” has the meaning set forth in Section 2.4.2 of this Agreement.
     1.3 “Advisor Refund” has the meaning set forth in Section 6.2.1(2) of this Agreement.
     1.4 “Affiliate” means, when used with reference to a specified person, any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. For purposes of this definition, the term “person” means and includes individuals, corporations, general and limited partnerships, stock companies,

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land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.
     1.5 “Annual Second-Tier Amount” shall have the meaning set forth in Section 6.2.1(2) of this Agreement.
     1.6 “Agreement” means this Advisory Agreement dated as of the Effective Date, by and between the Company and the Advisor, as it is amended from time to time in accordance with the terms of this Agreement.
     1.7 “Average Invested Assets” means for any period the average of the aggregate book value of the Company’s assets invested, directly or indirectly, in Investments, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during any given period.
     1.8 “Average Net Worth” means for any period the average of the net worth of the Company at the end of each month during the period. For purposes of determining the Average Net Worth, the “net worth” means the difference between (i) the aggregate book value of the consolidated assets of the Company and its subsidiaries, before reserves for depreciation, bad debts or other similar non-cash items, and (ii) the aggregate book value of debt of the Company and its subsidiaries.
     1.9 “Board of Directors” has the meaning set forth in Recital B of this Agreement.
     1.10 “Cause” means a reasonable good faith determination of the Board of Directors based on findings of fact which are disclosed to the Advisor that the Advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement.
     1.11 “Change of Control” means in any transaction or series of transactions (i) any sale, lease, assignment, transfer or other conveyance of all or substantially all of the Company’s assets, or (ii) any consolidation or merger involving the Company in which all of the stockholders of the Company immediately prior to the consummation of such transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity, (iii) any reclassification or other exchange of capital stock, or any other recapitalization of the Company in which any person or group, as those terms are used in Rule 13d-1 promulgated under the Securities Exchange Act of 1934, as amended, that owned 30% of the voting power of the Company immediately prior to the consummation of such transaction do not immediately following the transaction own at least 30% of the voting power of the Company or in which any person or group that owned less than 30% of the voting power of the Company immediately prior to the consummation of the transaction do not immediately following the transaction own

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more than 30% of the voting power of the Company, (iv) any liquidation, dissolution or winding up of the Company, or (v) any time fewer than two members of the Board of Directors are individuals which were selected by the Advisor. In instances where a natural person selected by the Advisor and immediately thereafter appointed to the Board of Directors either resigns or dies, then a Change of Control under clause (v) of the preceding sentence shall not be triggered if (i) the Board of Directors does not elect to terminate the Advisor within 30 days after the first director resigns or dies, or (ii) the qualified individual next selected by the Advisor is appointed as soon as possible after such selection and the Board of Directors does not take any action from the time the Advisor selects the next individual until the time the next Advisor-selected director is appointed.
     1.12 “Code” has the meaning set forth in Recital A of this Agreement.
     1.13 “Company” has the meaning set forth in the Introductory Paragraph of this Agreement, and shall include any successor thereto.
     1.14 “Effective Date” has the meaning set forth in the Preamble of this Agreement.
     1.15 “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     1.16 “First-Tier Management Compensation” has the meaning set forth in Section 6.1 of this Agreement.
     1.17 “GAAP” means generally accepted accounting principles, as applied in the United States.
     1.18 “Governing Instruments” means the articles of incorporation or charter, as the case may be, and the bylaws of the Company and its subsidiaries, as those documents may be amended from time to time.
     1.19 “Gross Proceeds” means the aggregate purchase price of all shares of the Company’s common stock sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses or volume or other discounts.
     1.20 “Independent Directors” are those who are not associated and have not been associated within the last two years, directly or indirectly, with the Company or the Advisor.
     1.21 “Investment Company Act” has the meaning set forth in Recital A of this Agreement.
     1.22 “Investments” means any investments by the Company and its subsidiaries in properties, loans and all other investments in which the Company and its subsidiaries may acquire an interest, either directly or indirectly, other than short-term investments acquired for purposes of cash management.
     1.23 “Last Auditor” has the meaning set forth in Section 6.3 of this Agreement.

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     1.24 “Management Compensation” means the First-Tier Management Compensation and Second-Tier Management Compensation.
     1.25 “Mortgage Assets” means the following:
(i)	mortgage securities (or interests therein), including (a) pass-through certificates (including GNMA certificates, FNMA certificates and FHLMC certificates), (b) collateralized mortgage obligations, (c) securities representing interests in, or secured by, mortgages on real property other than pass-through certificates and CMOs, (d) certificates and other securities collateralized by loans, mortgage derivative securities, subordinated interests and other mortgage-backed and mortgage-collateralized obligations, (e) mortgage derivative securities and (f) subordinated interests;

(ii)	mortgage loans, including (a) conforming mortgage loans (i.e., mortgage loans which comply with requirements for inclusion in credit support programs sponsored by FHLMC, FNMA or GNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences, multifamily residences or commercial properties) and (b) non-conforming mortgage loans; and

(iii)	short-term investments, including short-term bank certificates of deposit, short-term U.S. Treasury securities, short-term U.S. government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one year.
     1.26 “Net Income” means for any period the taxable income of the Company and its subsidiaries before deducting (i) the Second-Tier Management Compensation, (ii) any net operating loss deductions arising from losses in prior periods and (iii) any items which the Code permits to be deducted when calculating taxable income for a REIT.
     1.27 “Offering” means any public offering and sale of shares of the Company’s common stock pursuant to an effective registration statement filed under the Securities Act other than a public offering of shares under a distribution reinvestment plan and shares offered under any employee benefit plan.
     1.28 “Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its shares to the public, which may include, but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activities; salaries and non-transaction-based compensation paid to employees of the Advisor for performing organizational and offering services for the Company (including, support, accounting, human resources, information technology and marketing support), charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees; and accountants’ and attorneys’ fees.

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     1.29 “Reconciliation Notice” has the meaning set forth in Section 6.3 of this Agreement.
     1.30 “REIT” means a “real estate investment trust” as defined under the Code.
     1.31 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.
     1.32 “Remaining Amount” has the meaning set forth in Section 6.2.1(2) of this Agreement.
     1.33 “Second-Tier Amount” has the meaning set forth in Section 6.2.1(1) of this Agreement.
     1.34 “Second-Tier Management Compensation” has the meaning set forth in Section 6.2 of this Agreement.
     1.35 “Short-Term Investments” means short-term bank certificates of deposit, short-term U.S. Treasury securities, short-term U.S. government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one year.
     1.36 “Sub-Advisor” means any third party (other than the Advisor) which has been selected by the Advisor and approved by the Board of Directors to manage all or a portion of the day-to-day operations of the Company and perform the services and other activities described in Section 2.1 of this Agreement. Any approval of a Sub-Advisor by the Board of Directors may be conditioned or limited in any manner determined by the Board of Directors, including, without limitation, the terms and conditions of any such agreement with a Sub-Advisor.
     1.37 “Ten-Year U.S. Treasury Rate” means for any period the average of the weekly average yields to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board for each week during such period, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during such period, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such period in New York City by at least three recognized dealers in U.S. government securities selected by the Company.
     1.38 “Threshold Return” has the meaning set forth in Section 6.2.3 of this Agreement.
     1.39 “Tiered Percentage” has the meaning set forth in Section 6.2.2 of this Agreement.

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     1.40 “Total Operating Expenses” means the aggregate expenses of every character paid or incurred by the Company as determined under GAAP, including the Management Compensation, but excluding (i) the expenses or raising capital such as organization and offering expenses, legal audit, accounting, underwriting, brokerage, listing registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Company’s shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees, if any, paid to the Advisor in connection with the gain from the sale of the Company’s assets; and (vi) acquisition fees, acquisition expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property, (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
2. General Duties of the Advisor.
     2.1 Services. Subject at all times to the direction and oversight of the Board of Directors, the Advisor shall (i) generally manage the day-to-day operations of the Company and perform the services and other activities described below, and (ii) to the extent directed by the Board of Directors, perform similar management and services for any subsidiary of the Company. The Advisor, in its sole discretion with the approval of the Board of Directors, may elect to cause the duties of the Advisor under this Agreement to be provided by a Sub-Advisor. The Advisor shall perform the following services from time to time as may be required for the management of the Company and its assets:
     2.1.1 serving as the Company’s consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by the Board of Directors;
     2.1.2 assisting the Company in developing criteria for Mortgage Asset purchase commitments that are consistent with the Company’s long-term investment objectives and making available to the Company its knowledge and experience with respect to Mortgage Assets;
     2.1.3 representing the Company in connection with the purchase, sale and commitment to purchase or sell Investments that meet in all material respects the Company’s investment criteria;
     2.1.4 managing the Company’s portfolio of Investments;
     2.1.5 advising the Company and negotiating the Company’s agreements with third-party lenders for borrowings by the Company;
     2.1.6 making available to the Company statistical and economic research and analysis regarding the Company’s activities and the services performed for the Company by the Advisor;

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     2.1.7 investing or reinvesting any money of the Company in accordance with the Company’s policies and procedures;
     2.1.8 providing the executive and administrative personnel, office space and services required in rendering services to the Company, in accordance with and subject to the terms of this Agreement;
     2.1.9 administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary to the management of the Company as may be agreed upon by the Advisor and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations from the Company’s accounts, and the maintenance of appropriate computer systems to perform such administrative functions;
     2.1.10 advising the Board of Directors in connection with policy decisions;
     2.1.11 evaluating and recommending hedging strategies to the Board of Directors and, upon approval by the Board of Directors, engaging in hedging activities on behalf of the Company consistent with the Company’s status as a REIT;
     2.1.12 supervising compliance by the Company with the REIT Provisions of the Code and maintenance of its status as a REIT;
     2.1.13 qualifying and causing the Company to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;
     2.1.14 assisting the Company in any executive search for executive officers;
     2.1.15 assisting the Company to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as the Board of Directors may deem necessary or advisable;
     2.1.16 assisting the Company in its compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, as amended, or other federal or state laws;
     2.1.17 assisting the Company in its compliance with federal, state and local tax filings and reports and generally enabling the Company to maintain its status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT Provisions of the Code;

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     2.1.18 assisting the Company in its maintenance of an exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;
     2.1.19 coordinating and managing the operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment collaborators;
     2.1.20 advising the Company as to its capital structure and capital raising activities;
     2.1.21 handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to the approval of the Board of Directors;
     2.1.22 engaging and supervising, on behalf of the Company and at the Company’s expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services and such other services as may be deemed by the Advisor and the Board of Directors to be necessary or advisable from time to time; and
     2.1.23 so long as the Advisor does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Advisor shall deem appropriate under the particular circumstances.
     2.2 Obligations of the Advisor.
     2.2.1 Verify Conformity with Investment Criteria. Subject to the direction of the Board of Directors, the Advisor shall use commercially reasonable efforts to ensure that each Investment acquired by the Company conforms in all material respects to the investment criteria of the Company and shall seek to cause each seller or transferor of Investments to the Company to make such representations and warranties regarding such Investments as may, in the reasonable judgment of the Advisor, be necessary and appropriate, subject to market custom. In addition, the Advisor shall take such other action as it deems reasonably necessary or appropriate in seeking to protect the Company’s Investments to the extent consistent with its duties under this Agreement.
     2.2.2 Conduct Activities in Conformity with REIT Status and All Applicable Restrictions. Subject to the direction of the Board of Directors, the Advisor shall refrain from any action which, in its sole judgment made in good faith, would adversely affect the status of the Company or, if applicable, any subsidiary of

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the Company as a REIT or (i) which, in its sole judgment made in good faith, would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or (ii) which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments, any material operating policies adopted by the Company, or any agreements actually known by the Advisor, except in each of clauses (i) and (ii) as could not reasonably be expected to have a material adverse effect on the Company. If the Advisor is directed to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would adversely affect such status or cause such violation or not be permitted as aforesaid.
     2.2.3 Reports. Upon the request of the Board of Directors and at the sole cost and expense of the Company, the Advisor shall cause an annual compliance report of the Company to be prepared to determine compliance with the REIT Provisions of the Code and related matters. In addition, the Advisor shall prepare regular reports for the Board of Directors that will review the Company’s Investments, portfolio composition and characteristics, credit quality (if applicable), performance and compliance with the Company’s investment policies and policies that enable the Company to maintain its qualification as a REIT and to maintain its exemption from being deemed an “investment company” under the Investment Company Act.
     2.2.4 Portfolio Transactions. In placing portfolio transactions and selecting brokers or dealers, the Advisor shall seek to obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Advisor shall consider all factors it deems relevant, including the breadth of the market for the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.
     2.3 Cooperation of the Company. The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Advisor is not able to provide a service, or in the reasonable judgment of the Advisor it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Advisor shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

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     2.4 Engagement of Third Parties.
     2.4.1 Other Third Parties. The Advisor is authorized to retain, for and on behalf of the Company, the services of third parties (including Affiliates of the Advisor), including, without limitation, accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Advisor deems reasonably necessary or advisable in connection with the management and operations of the Company. The costs and expenses related to the retention of third parties shall be the sole cost and expense of the Company except to the extent the third party is retained to make decisions to invest in and dispose of Investments, provide administrative, data processing or clerical services, prepare the financial records of the Company or prepare a report summarizing the Company’s acquisitions of Investments, portfolio compensation and characteristics, credit quality (if applicable) or performance of the portfolio, in which case it shall be at the sole cost and expense of the Advisor unless otherwise approved by the Board of Directors (collectively, “Advisor Obligations”).
     2.4.2 Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the Advisor shall have the right to cause any services under this Agreement to be rendered by the Advisor’s employees or Affiliates of the Advisor. The Company shall pay or reimburse the Advisor or its Affiliates for the cost and expense of performing services by the Affiliate if (i) the costs and expenses of such Affiliate would have been reimbursable under this Agreement if such Affiliate were an unaffiliated third party, and (ii) the costs and expenses of such Affiliate have been approved by a majority of the Independent Directors or incurred in accordance with a policy adopted by a majority of the Independent Directors.
3. Additional Activities of the Advisor and its Affiliates.
     3.1 Other Activities of the Advisor. Except as provided in the last sentence of this Section 3.1, nothing in this Agreement shall (i) prevent the Advisor, any Sub-Advisor or any of their respective Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other person or entity, including, without limitation, investing in, or rendering advisory service to others investing in, any type of Investments or other real estate investments (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other person or entity are similar to those of the Company, or (ii) in any way bind or restrict the Advisor, any Sub-Advisor or any of their respective Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor, the Sub-Advisor or any of their respective Affiliates, officers, directors or employees may be acting. The Company acknowledges that the Advisor will base allocation decisions on the procedures the Advisor reasonably and in good faith considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in

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light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Advisor, any Sub-Advisor, any Affiliate of the Advisor or any Sub-Advisor to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Advisor, any Sub-Advisor, any Affiliate of the Advisor or any Sub-Advisor to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Advisor (and not of any of its clients or customers) or its officers and directors. Notwithstanding anything to the contrary in this Section 3.1, for so long as the Advisor is the exclusive advisor of the Company (unless the Advisor is not the exclusive advisor of the Company because the Company has engaged a Sub-Advisor) pursuant to this Agreement, neither the Advisor nor any of its Affiliates shall sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area other than Desert Capital REIT, Inc., unless otherwise approved by a majority of the Independent Directors.
     3.2 Service to the Company; Execution of Documents. Directors, officers, employees and agents of the Advisor and its Affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by the Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.
4. Bank Accounts. At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts in a manner consistent with this Agreement, including, without limitation, the following: (a) the payment of the Management Compensation, (b) the payment (or advance) of reimbursable costs and expenses, and (c) such other amounts authorized by the Board of Directors. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company.
5. Records; Confidentiality. The Advisor shall maintain appropriate and accurate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives (including the auditors) of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Advisor shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, keep confidential any and all information it (or such Affiliates) may obtain from time to time in connection with the services it (or such Affiliates) renders under this Agreement.

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6. Compensation of the Advisor.
     6.1 First-Tier Management Compensation. For services rendered under this Agreement, the Company shall pay to the Advisor monthly in arrears commencing on the Effective Date annual first-tier management compensation equal to 1% of the first $200,000,000 of Average Invested Assets during each fiscal year, plus 0.8% of the Average Invested Assets during such year in excess of $200,000,000 (the “First-Tier Management Compensation”). The portion of the First-Tier Management Compensation payable each month shall be calculated by the Advisor within 15 days after the end of such month, and a written statement documenting such calculation in reasonable detail shall be promptly delivered to the Company thereafter. The Company shall pay any amount payable pursuant to this Section 6.1 for such month within 15 days after the receipt of the written statement setting forth the computation of the First-Tier Management Compensation, or, at the Advisor’s election, the Advisor may deduct such amount from the Company’s account or accounts, in any case without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Advisor Refund).
     6.2 Calculation of Second-Tier Management Compensation. In addition to the First-Tier Management Compensation, the Advisor shall receive second-tier management compensation for each month (the “Second-Tier Management Compensation”).
     6.2.1 The Second-Tier Management Compensation shall be calculated by the Advisor and paid or refunded (as applicable) as follows:
          (1) At the end of each month during each fiscal year, the Advisor shall calculate the Tiered Percentage of the difference of (i) the Net Income for such month (or lesser portion thereof), minus (ii) the Threshold Return for such month (or lesser portion thereof) (the “Quarterly Second-Tier Amount”). If the Second-Tier Amount is a positive number, then at the end of each such month the Company shall pay the Advisor the Second-Tier Amount.
          (2) At the end of each fiscal year and upon any termination of this Agreement, the Advisor shall calculate the Tiered Percentage of the difference of (i) the Net Income for such year (or lesser portion thereof), minus (ii) the Threshold Return for such year (or lesser portion thereof) (the “Annual Second-Tier Amount”). If the aggregate of the Second-Tier Amounts received by the Advisor for such year (but not taking into account any prior years) is less than the Annual Second-Tier Amount, then the Company shall pay the Advisor such shortfall (the “Remaining Amount”). On the other hand, if the aggregate of the Second-Tier Amounts received by the Advisor during such year (but not taking into account any prior years) exceeds the Annual Second-Tier Amount, then the Advisor shall pay the Company such excess (the “Advisor Refund”). The Advisor Refund for any particular year shall not exceed the aggregate of the Second-Tier Amounts received by the Advisor during such year.
     6.2.2 The “Tiered Percentage” shall mean for any period the weighted average of the following percentage rates (weighting to be based on Average Invested Assets attributable to each percentage rate): (i) 20% for the first $200,000,000 of Average Invested Assets; and (ii) 10% for the Average Invested Assets in excess of $200,000,000.

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     6.2.3 The “Threshold Return” shall mean for any period the amount of Net Income for such period that would produce an annualized return on the Company’s average Gross Proceeds equal to the sum of (i) the Ten-Year U.S. Treasury Rate for such period plus (ii) 1.0%.
     6.2.4 Payment Procedure. The Advisor shall calculate the Second-Tier Management Compensation, the Second-Tier Amount, any Remaining Amount and any Advisor Refund and deliver to the Company a written statement setting forth such computation in reasonable detail within 15 days after the end of each month, fiscal year and after the date of any termination of this Agreement, as applicable. The Company shall pay to the Advisor all Second-Tier Amounts and all Remaining Amounts (or, at the Advisor’s election, the Advisor may deduct such amount from the Company’s account or accounts) with respect to each month or year (or lesser portion thereof) within 15 days following the delivery to the Company of the written statement setting forth the computation of the Second-Tier Management Compensation for such month or year (or lesser portion thereof), as applicable, without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Advisor Refund). The Advisor shall pay the Advisor Refund, if any, with respect to a particular fiscal year within 15 days following the delivery to the Company of the written statement setting forth the computation of the Second-Tier Management Compensation for such year (or lesser portion thereof), without demand or delay. In connection with the Company’s annual audit (or any audit upon termination of this Agreement), the Advisor shall determine any year-end adjustments to the Second-Tier Management Compensation and Advisor Refund payable under this Section 6.2 and deliver to the Company a written statement setting forth such computation within 90 days after the end of each fiscal year. Any required adjustments to the Second-Tier Management Compensation or the Advisor Refund shall be paid by the Company to the Advisor or by the Advisor to the Company, respectively, within 15 days after delivery of such computation to the Company by the Advisor, without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Advisor Refund).
     6.2.5 Compensation Limitation. Notwithstanding any other provision of this Section 6, the Total Operating Expenses of the Company shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2% of its Average Invested Assets or 25% of its Net Income for such year. In the event the Independent Directors do not determine such excess expenses are justified, the Advisor agrees to reimburse the Company at the end of the twelve month period the amount by which the aggregate annual expenses paid or incurred by the Company exceed the limitations herein provided.
     6.2.6 Payment in Cash. All Management Compensation shall be paid by the Company in cash. Any Advisor Refund shall also be paid in cash.

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     6.3 Annual Reconciliation. The calculation of the Management Compensation shall be subject to audit and reconciliation at the end of each fiscal year and upon any termination of this Agreement. If at any time the Advisor disagrees with such audit and reconciliation and the dispute cannot be resolved between the Independent Directors and the Advisor within 10 business days after the Advisor’s receipt of such audit and reconciliation provides written notice to the Company of the dispute (the “Reconciliation Notice”), then the matter shall be resolved by an independent auditor of recognized standing selected jointly by the Independent Directors and the Advisor within not more than 20 days after the Reconciliation Notice. In the event the Independent Directors and the Advisor cannot agree with respect to such selection within the aforesaid 20 day time-frame, the Independent Directors shall select one such independent auditor and the Advisor shall select one independent auditor within five business days after the expiration of the 20 day period, with one additional such auditor (the “Last Auditor”) to be selected by the auditors so designated within five business days after their selection, and these three auditors together shall determine the final amount of the amounts in question. Any decision made by the auditors shall be deemed final and binding upon the Board of Directors and the Advisor and shall be delivered to the Advisor and the Company within not more than 15 days after the selection of the Last Auditor. The expenses of the auditors shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the auditors.
7. Expenses of the Advisor and the Company.
     7.1 Expenses of the Advisor. The Advisor shall be responsible for the following expenses:
     7.1.1 except as set forth in Section 7.2 of this Agreement, employment expenses of the personnel employed by the Advisor (including the executive officers of the Company which are also employed by the Advisor), including, without limitation, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel;
     7.1.2 rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Advisor required for the Company’s day-to-day operations, including bookkeeping, clerical and back-office services provided by the Advisor; provided, however, that the Company shall reimburse the Advisor for the Company’s pro rata portion of such rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses to the extent that the Company’s employees, officers, representatives and/or agents (who are not also employed by the Advisor) use such facilities or incur such expenses; and
     7.1.3 unless otherwise approved by the Board of Directors, the cost and expense of the Sub-Advisor, if any.
     7.2 Expenses of the Company. The Company shall pay all of the costs and expenses of the Company and the Advisor incurred on behalf of the Company or any subsidiary or in connection with this Agreement, excepting only those expenses that are specifically the

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responsibility of the Advisor pursuant to Section 7.1 of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Advisor or the Affiliates of the Advisor:
     7.2.1 Organization and Offering Expenses; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses to exceed 15%, or 11.5% after at least $2,500,000 of Gross Proceeds have been raised, of the Gross Proceeds raised as of the date of the reimbursement and provided further that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15%, or 11.5% after at least $2,500,000 of Gross Proceeds have been raised, of the Gross Proceeds raised in the completed Offering; the Company shall not reimburse the Advisor for any Organization and Offering Expenses that are not fair and commercially reasonable to the Company, and the Advisor shall reimburse the Company for any Organization and Offering Expenses that are not fair and commercially reasonable to the Company;
     7.2.2 all costs and expenses in connection with the acquisition, disposition, financing, hedging, administration and ownership of the Company’s or any subsidiary’s Investments (including, without limitation, the Mortgage Assets) and, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Advisor, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;
     7.2.3 all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems to the extent such upgrades are required for the Company’s business and operations;
     7.2.4 all costs and expenses of money borrowed by the Company or its subsidiaries, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Company and its subsidiaries (including commitment fees, legal fees, closing and other costs);
     7.2.5 all taxes and license fees applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;
     7.2.6 all legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any subsidiary’s equity securities or debt securities;

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     7.2.7 other than for the Advisor Obligations, all fees paid to and expenses of third-party advisors and independent contractors, consultants, advisors and other agents (other than the Advisor or any Sub-Advisor) engaged by the Company or any subsidiary of the Company or by the Advisor for the account of the Company or any subsidiary of the Company (other than the Advisor or Sub-Advisor) and all employment expenses of the personnel employed by the Company or any subsidiary of the Company (including, without limitation, a chief financial officer of the Company, but excluding any personnel which are also employed by the Advisor or Sub-Advisor), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Advisor which are used by such personnel;
     7.2.8 all insurance costs incurred by the Company or any subsidiary of the Company, including, without limitation, any costs to obtain liability or other insurance to indemnify the Advisor and underwriters of any securities of the Company;
     7.2.9 all custodian, transfer agent and registrar fees and charges;
     7.2.10 all compensation and fees paid to directors of the Company or any subsidiary of the Company (excluding those directors who are also employees of the Advisor), all expenses of directors of the Company or any subsidiary of the Company (including those directors who are also employees of the Advisor), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Advisor);
     7.2.11 all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);
     7.2.12 all legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;
     7.2.13 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary of the Company, or against any trustee, director or officer of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

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     7.2.14 all travel and related expenses of directors, officers and employees of the Company and the Advisor, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any subsidiary of the Company or performing other business activities that relate to the Company or any subsidiary of the Company, including, without limitations, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of Investments or other investments of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Advisor in good faith, where such expenses were not incurred solely for the benefit of the Company;
     7.2.15 all expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company and costs preparatory to entering into a business or activity, costs of winding up or disposing of a business of activity of the Company or its subsidiaries;
     7.2.16 all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any subsidiary of the Company, including, without limitation, in connection with and dividend reinvestment plan;
     7.2.17 all expenses of third parties relating to communications to holders of equity securities or debt securities issued by the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any subsidiary’s securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;
     7.2.18 subject to Section 7.1, all expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company exclusive of the office of the Advisor and/or Affiliates of the Advisor, including, without limitation, rent, telephone, utilities, office furniture, equipment, machinery and other office expenses for any persons or employees the Board of Directors authorizes the Company to hire;
     7.2.19 all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software or hardware that is used solely for the Company;
     7.2.20 other than for the Advisor Obligations, all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including, without limitation, appraisal, reporting, audit and legal fees;

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     7.2.21 other than for the Advisor Obligations, all other expenses actually incurred by the Advisor, its Affiliates or any Sub-Advisor or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters); and
     7.2.22 all other expenses of the Company or any subsidiary of the Company that are not the responsibility of the Advisor under Section 7.1 of this Agreement.
     7.3 Expense Reimbursement to the Advisor. Any individual cost or expense exceeding $100,000 (or such other limit as may be approved by the Board of Directors from time to time) shall be approved by the Board of Directors, unless such item was previously reflected in the Company’s budget approved by the Board of Directors. Costs and expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor or, at the Advisor’s election, offset against any funds of the Company in the Company’s account or accounts held by the Advisor or otherwise. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company within 15 days after the end of each month. Unless deducted directly by the Advisor as aforesaid, the Company shall pay all amounts payable to the Advisor pursuant to this Section 7.3 within three days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.
8. Limits of Advisor Activities; Indemnity.
     8.1 Limits of Advisor Activities. Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company to regulation under the Investment Company Act, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Governing Documents of the Company. In the event that an action would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board of Directors, the Advisor shall notify the Board of Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event, the Advisor, any Sub-Advisor and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall have no liability for acting in accordance with the specific instructions of the Board of Directors so given.

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     8.2 Indemnification by Company. Except as prohibited by the restrictions provided by the laws of the State of Maryland, the Governing Documents, or this Section 8.2, the Company and its subsidiaries shall reimburse, indemnify and hold harmless the Advisor, any Sub-Advisor, and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof (each, an “indemnitee”) from and against any and all expenses, losses, costs, damages, liabilities, demands, charges and claims of any nature whatsoever, actual or threatened (including, without limitation, reasonable attorneys’ fees), arising from or in respect of any acts or omissions, errors of judgment or mistakes of law (or any alleged acts or omissions, errors of judgment or mistakes of law) performed or made while acting in any capacity contemplated under this Agreement or pursuant to any underwriting agreement or similar agreement to which Advisor is a party that is related to the Company’s activities to the extent that such expenses, losses, costs, damages, liabilities, demands, charges and claims are not fully reimbursed by insurance. The Company shall not indemnify or hold harmless any indemnitee for any liability or loss suffered by the indemnitee, nor shall it provide that any indemnitee be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of negligence or misconduct by the indemnitee; and (iv) such indemnification is recoverable only out of the Company’s net assets and not from the Company’s stockholders. Notwithstanding the foregoing, the Company shall not indemnify any indemnitee for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
     8.3 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor, any Sub-Advisor, and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c) the indemnitee undertakes to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

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9. No Joint Venture. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Advisor is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.
10. Term; Termination.
     10.1 Term. This Agreement shall commence on the Effective Date and shall have an initial term of one year. Thereafter, this Agreement shall automatically renew for an additional year, unless terminated in accordance with the terms and conditions of this Agreement.
     10.2 Termination Without Cause. Notwithstanding any other provision of this Agreement to the contrary, after the first anniversary of the Effective Date, (i) the Company shall have the right to terminate this Agreement without cause at any time after 60-days prior written notice to the Advisor and the affirmative vote of a majority of the Independent Directors to do so and (ii) the Advisor shall have the right to terminate this Agreement without cause at any time after 60-days prior written notice to the Board of Directors. If the Company terminates this Agreement without cause, the Company shall pay to the Advisor within 15 days after the effective date of termination without demand, deduction, offset or delay or, at the Advisor’s election, the Advisor may deduct such payments from any account or accounts of the Company, all unpaid reimbursable costs and expenses permitted under the Agreement and all earned and unpaid Management Compensation.
     10.3 Termination by Company for Cause. In the event that the Independent Directors shall have made a reasonable good faith determination based on findings of fact which are disclosed to the Advisor that cause exists, then a majority of the Independent Directors shall have the right to terminate this Agreement for cause at the following time: (i) immediately, if the Independent Directors determined in good faith that its claims are based primarily on criminal activity or active fraud or (ii) after not less than 30 days after written notice to the Advisor, if the Independent Directors determined in good faith that its claims are based other than as described in clause (i) above and the Independent Directors shall have determined that cause still exists after written notice to the Advisor disclosing the findings of the Independent Directors and a reasonable opportunity to cure. In the event that the Agreement is terminated for “cause” in accordance with the provisions of this Section 10.3, the Company shall pay the Advisor all unpaid reimbursable costs and expenses and all earned and unpaid Management Compensation.
     10.4 Change of Control. In the event of a Change of Control of the Company, the Advisor shall have the right to terminate this Agreement upon 60 days prior written notice, provided that the Advisor delivers such notice within 90 days after such Change of Control has occurred. In the event of a termination of this Agreement in connection with a Change in Control, the Company shall pay the Advisor all unpaid reimbursable costs and expenses permitted under the Agreement and all earned and unpaid Management Compensation.

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11. Action Upon Termination. From and after the effective date of termination of this Agreement, except as specified in Section 10.2, 10.3 or 10.4 of this Agreement, the Advisor shall not be entitled to any payment or compensation and as of the date of termination, this Agreement shall terminate and be cancelled without consideration. Upon such termination, the Advisor shall promptly:
     11.1.1 pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;
     11.1.2 pay over to the Company any unpaid Advisor Refund and any amounts payable to the Company pursuant to Section 6.2.5 hereof;
     11.1.3 deliver to the Board of Directors an accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and
     11.1.4 deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Advisor.
12. Limited Right to Offset; Survival of Payments. Notwithstanding anything to the contrary, the Company shall not have any right to offset any amount whatsoever from any payments in Sections 6, 7, 10, 11 or otherwise and the Company’s obligation to make such payments shall survive the termination of this Agreement, except that the Company shall have the right to offset against the liquidated sum of any Advisor Refund.
13. Assignments.
     13.1 Assignment by the Advisor. Other than transfers and assignments by operation of law (including transfers in connection with a change of control of the Advisor), this Agreement shall terminate automatically in the event that the Advisor assigns this Agreement, unless such assignment is consented to in advance in writing by the Company with the consent of a majority of the Independent Directors. In the event an assignment by the Advisor is consented to by the Company in accordance with this Section 13.1, such assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be released from all of its obligations, duties and responsibilities under this Agreement and all liability therefore and in respect hereof. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Advisor.
     13.2 Assignment by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor.
14. Release of Money or Other Property Upon Written Request. The Advisor agrees that any money or other property of the Company or any subsidiary of the Company held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or such subsidiary, and the Advisor’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary.

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     14.1 Procedures. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company or an authorized member of the Board of Directors requesting the Advisor to release to the Company or any subsidiary of the Company any money or other property then held by the Advisor for the account of the Company or any subsidiary of the Company under this Agreement, the Advisor shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than 90 days following such request; provided, however, that the Advisor shall have the right to offset any First-Tier Management Compensation, Second-Tier Management Compensation reimbursable costs or any other sums due and owning to the Advisor under this Agreement against payment of any money or property held by the Advisor for the account of the Company or any subsidiary of the Company under this Agreement.
     14.2 Limitations. The Advisor, any Sub-Advisor and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall not be liable to the Company, any subsidiaries of the Company, the Independent Directors or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 14, except to the extent that the Board of Directors shall have made a reasonable good faith determination based upon findings of fact which are disclosed to the Advisor that the Advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement.
     14.3 Indemnification. The Company and any subsidiary of the Company shall indemnify the Advisor, any Sub-Advisor and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, against any and all expenses, costs, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Advisor’s (or a Sub-Advisor’s) release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 14, if all of the following conditions are met:
     14.3.1 The indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company.
     14.3.2 The indemnitee was acting on behalf of or performing services for the Company.
     14.3.3 Such liability or loss was not the result of negligence or misconduct by the indemnitee.
     14.3.4 Such indemnification is recoverable only out of the Company’s net assets and not from its stockholders.
     Indemnification pursuant to this provision shall be in addition to any right of the Advisor, any Sub-Advisor and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, to indemnification under Section 8 of this Agreement.

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15. Representations, Warranties and Covenants.
     15.1 Company in Favor of the Advisor. The Company hereby represents and warrants to the Advisor as follows:
     15.1.1 Due Formation. The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.
     15.1.2 Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
     15.1.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Advisor under this Agreement to secure the Advisor’s obligations to its lenders).

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     15.2 Advisor in Favor of the Company. The Advisor hereby represents and warrants to the Company as follows:
     15.2.1 Due Formation. The Advisor is duly organized, validly existing and in good standing under the laws of Delaware, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor and its subsidiaries, taken as a whole. The Advisor does not do business under any fictitious business name.
     15.2.2 Power and Authority. The Advisor has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.
     15.2.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the governing instruments of, or any securities issued by, the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

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16. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this Section 16. Any notice shall be duly addressed to the parties as follows:
if to the Company:
CM REIT, Inc.
1291 W. Galleria Drive, Suite 200
Henderson, Nevada 89014
Attention: Stacy M. Riffe
Telephone: (702) 736-5490
     with a copy given in the manner prescribed above (which shall not constitute notice), to:
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201
Attn: X. Lane Folsom, Esq.
if to the Advisor:
CM Group, LLC
1291 W. Galleria Drive
Henderson, Nevada 89014
Attention: Todd B. Parriott
Telephone: (702) 795-7930
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16 for the giving of notice.
17. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.
18. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

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19. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, notwithstanding any Maryland or other conflict of law provisions to the contrary.
20. No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
21. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
23. Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
24. Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
25. Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non-prevailing party.
26. Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties hereto and, in the case of the Company, approved by a majority of the Independent Directors. The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.

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27. Authority. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE COMPANY: CM REIT, INC., a Maryland corporation
By:	/s/ Stacy M. Riffe
Stacy M. Riffe
Chief Financial Officer

THE ADVISOR: CM GROUP, LLC, a Delaware limited liability company
By:	/s/ Todd B. Parriott
Todd B. Parriott
Chief Executive Officer

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